Exhibit 10.7(d2)

AMENDMENT TO THE

FIRST HORIZON NATIONAL CORPORATION

PENSION RESTORATION PLAN

     WHEREAS, First Horizon National Corporation (the "Company") has previously adopted the First Horizon National Corporation Pension Restoration Plan (“Plan”), retaining the right therein to amend the Plan; and

     WHEREAS, by action of the Board of Directors of the Company on December 11, 2009, all accrued benefits under the Plan shall freeze as of December 31, 2012; and

     WHEREAS, the Board of Directors has determined that a new benefit should be provided under the Plan until 2013, based upon the inclusion or deemed inclusion in compensation at the time of grant of the equivalent share value of any Salary Stock Units granted to a Participant under the terms and limitations of the Salary Stock Unit Program, whether or not such amount is currently includable in income for federal tax purposes;

     NOW THEREFORE, to memorialize the actions taken by the Board of Directors of the Company on December 11, 2009, the Plan is amended as follows:

1. Section 4.1(b) of the Plan is amended by adding, at the end of the existing provision, the following:

“Effective as of the date of execution of this Amendment, a new benefit shall be available under the Plan equal to the additional accrual which would result under the foregoing provisions of this Section if the deemed value of any Salary Stock Units awarded to a Participant under the terms and limitations of the Salary Stock Unit Program were included in the Participant’s Pay for purposes of paragraph (1) above at the time of grant of such Units, without regard to whether such Units are includable in taxable income at the time of grant for federal income tax purposes. The deemed value of each Salary Stock Unit for this purpose shall be the closing price of one share of common stock of the Company on the date of grant of the Unit. Any outstanding Salary Stock Units as of the date of execution of this Amendment which have not previously been taken into account as Pay for purposes of Section 4.1(b)(1) of this Plan shall be included in Pay for the calendar month in which this Amendment is adopted, based upon the closing price of one share of common stock of the Company on the date of grant of the Unit. The value or deemed value of any Unit taken into account as Pay in accordance with this paragraph shall not again be taken into account as Pay at any later time for purposes of this Plan, either under paragraph (1) or paragraph (2) of this subsection. A Participant may not elect a form or time of payment for any benefit accrued under this paragraph, but instead the Participant’s timely prior election of a time and form of payment for Code Section 409A purposes for the Plan benefit determined without regard to this paragraph shall apply to the benefit determined under this paragraph or, in the absence of any such timely election, the benefit determined under this paragraph shall be paid as a lump sum benefit on the first business day of the month coinciding with or next following the six-month anniversary of the Participant’s Separation from Service.”

2. The Plan is further amended by adding, as a new Article 9, the following:

Article 9. Cessation of Benefit Accruals

9.1 In General

Notwithstanding the provisions of Article 4 or any other provision of the Plan, each Participant’s accrued benefit shall be frozen as of December 31, 2012, and no Participant shall accrue an additional benefit under the Plan based upon employment with or compensation from an Employer after that date. For purposes of applying the foregoing, in the case of a Participant who is an Employee on or after December 31, 2012, the Participant’s benefit shall be determined in accordance with section 18.1 of the Pension Plan (as added by Amendment No. 3 to the Pension Plan). No additional monthly benefit may be provided under this Plan based upon any agreement entered into by a Participant and an Employer after December 31, 2012.

9.2 Continued Actuarial Adjustments

The provisions of this Article 9 shall not be interpreted to preclude adjustments to Participant benefits for the purpose of paying benefits beginning as of a date other than the Participant’s Normal Retirement Date or other than in the Ten-Year Certain and Life Annuity form, nor to prevent a Participant from becoming entitled to commencement of payment before the Participant’s Normal Retirement Date.

9.3 Post-Freeze Vesting of Accrued Benefits

The cessation of benefit accruals under the Plan as provided in Section 9.1 shall not necessarily result in the full vesting of all accrued benefits. The age and/or Vesting Service requirements set forth in the first sentence of Section 4.1(a) shall continue to apply notwithstanding the freeze on additional benefit accruals after December 31, 2012.

9.4 No Additional Participants

Notwithstanding the provisions of Article 3 or any other provision of the Plan, in no event shall any individual become a Participant, remain an active Participant or resume participation in the Plan as of any date after December 31, 2012.

     The Company has caused this Amendment to be executed this_____ day of _____, 2010.

FIRST HORIZON NATIONAL CORPORATION

ATTEST:

By:	By:

Title: